                                                                                                                                EXHIBIT 10.4

AMENDMENT NUMBER 1

TO THE

APRIL 8, 2004 AMENDMENT AND RESTATEMENT

OF THE

MOVADO GROUP, INC.

1996 STOCK INCENTIVE PLAN

WHEREAS, Movado Group, Inc. (the “Company”) maintains the Movado Group, Inc. 1996 Stock Incentive Plan (the “Plan”);

WHEREAS, Section 16 of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan at any time, subject to certain limitations on such right as set forth in said Section 16, which limitations are not applicable to the terms hereof;

WHEREAS, the Board now desires to amend the Plan in certain respects, effective January 1, 2008, to bring its terms into compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, the Board hereby amends the Plan as follows, effective January 1, 2008:

FIRST:                      The percentage “20%” in Section 2(e)(i) of the Plan is hereby revised to “30%”.

SECOND:                                Section 2(e)(ii) of the Plan is hereby amended to read in its entirety as follows:

“(ii) individuals who, on the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason during any 12-month period to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;”

THIRD:                      Section 2(e)(iii) of the Plan is hereby amended to read in its entirety as follows:

“(iii) irrevocable termination and liquidation of the Plan within 12 months of the dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A);”

FOURTH:                                Section 2(ee) of the Plan is hereby amended to read in its entirety as follows:

“(ee) ‘Stock’ means the Common Stock or such other authorized shares of stock of the Company as the Committee may from time to time authorize for use under the Plan, provided that such shares of stock constitute ‘service recipient stock’ for purposes of Section 409A of the Code.”

FIFTH:                      The last sentence of Section 9(d) of the Plan is hereby amended to read in its entirety as follows:

“Payments of Performance Share Unit Awards shall be made as soon as practicable after the completion of an Award Period; provided, however, that in all cases, all such payments shall be made on or before the fifteenth day of the third month following the end of the Participant’s tax year or the Company’s tax year, whichever is later, in which the Participant’s right to the payment is no longer subject to a ‘substantial risk of forfeiture’ for purposes of Section 409A of the Code.”

SIXTH:                      The Plan is hereby amended by the addition thereto of a new Section 17, to read in its entirety as follows:

“17.                      Section 409A

Notwithstanding any other provision of the Plan, neither the Board nor the Committee shall have the authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified "deferred compensation" under Section 409A of the Code.  Accordingly, by way of example but not limitation, no Option shall be granted under the Plan with a per share Option Price which is less than the Fair Market Value of a share of Stock on the Date of Grant of the Option.  Notwithstanding anything herein to the contrary, no Award agreement used under the Plan, including a Stock Option Agreement, shall provide for any deferral feature with respect to an Award which constitutes a deferral of compensation under Section 409A of the Code.  The Plan and all Award agreements used under the Plan, including all Stock Option Agreements, are intended to comply with the requirements of Section 409A of the Code (so as to be exempt therefrom), and shall be so interpreted and construed.”

SEVENTH:                                Except to the extent hereinabove provided, the Plan shall remain in full force and effect.